  EXHIBIT 6.11

"AS IS" RESIDENTIAL CONTRACT FOR SALE AND PURCHASE WHICH SUPERCEDES THE ORIGINAL CONTRACT FOR SALE SIGNED BY JULIUS JACKSON ON APRIL 12, 2017

PARTIES: Tina Marie Williams, ("Seller"), and Social Investment Holdings, Inc. ("Buyer"), hereby agree that Seller shall sell and Buyer shall buy the following described Real Property and Personal Property (collectively "Property") pursuant to the terms and conditions of this AS IS Residential Contract for Sale and Purchase and any riders and addenda ("Contract"):

1.	PROPERTY DESCRIPTION:

	(a)	Street address, city, zip: 6590 SW 98th Terrace, Cedar Key Florida 32625.

	(b)	Property is located in: Levy County, Florida. Real property Tax ID No.: 195800000

(c)

Real Property: The legal description is Lot 4, Sumner Place, Cedar Key, Levy County, Florida; property as described in OR Book 673, Page 894, public records, Levy County, Florida, together with all existing improvements and fixtures, including built-in appliances, built-in furnishings and attached wall to wall carpeting and flooring ("Real Property") unless specifically excluded in Paragraph 1(e) or by other terms of this Contract.

	(d)	Personal Property: Other Personal Property items included in this purchase are: kitchen appliances, HVAC system, ceiling fans and other fixtures permanently affixed within the home

Personal Property is included in the Purchase Price, has no contributory value, and shall be left for the Buyer.

	(e)	The following items are excluded from the purchase: None

PURCHASE PRICE AND CLOSING

2.	PURCHASE PRICE (U. S. currency):		$250,000.00

	(a)	Initial deposit to be held in escrow in the amount of (checks subject to COLLECTION)
		The initial deposit made payable and delivered to "Escrow Agent" named below, accompanies offer	$100.00
		Escrow Agent: Name: Norm D. Fugate, P.A.
		Address: Post Office Box 98, Williston, Florida 32696
		Phone:352-528-0019 Email: norm@normdfugatepa.com; janice@normdfugatepa.com Fax: 352-528-4919

	(b)	Additional Deposit to be made 90 days after Effective Date, at which time all deposits shall become non-refundable to Buyer.	$4,900.00

	(c)	Balance to close (not including Buyer's closing costs, prepaids and prorations) by wire transfer or other COLLECTED funds Note: For the definition of "COLLECTION" or "COLLECTED" see STANDARD S.	$245,000.00

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3.	TIME FOR ACCEPTANCE OF OFFER AND COUNTER-OFFERS; EFFECTIVE DATE:

	(a)	If not signed by Buyer and Seller, and an executed copy delivered to all parties on or before April 16, 2017, this offer shall be deemed withdrawn and the Deposit, if any, shall be returned to Buyer.

	(b)	The effective date of this Contract shall be the date when the last one of the Buyer and Seller has signed or initialed and delivered this offer or the final counter-offer ("Effective Date").

4.	CLOSING DATE: Unless modified by other provisions of this Contract, the closing of this transaction shall occur and the closing documents required to be furnished by each party pursuant to this Contract shall be delivered ("Closing") 120 days after Effective Date, ("Closing Date"), at the time established by the Closing Agent.

5.	EXTENSION OF CLOSING DATE

	(a)	If Paragraph 8(b) is checked and Closing funds from Buyer's lender(s) are not available on Closing Date due to Consumer Financial Protection Bureau Closing Disclosure delivery requirements ("CFPB Requirements"), then Closing Date shall be extended for such period necessary to satisfy CFPB Requirements, provided such period shall not exceed 10 days.

	(b)	If extreme weather or other condition or event constituting "Force Majeure" (see STANDARD G) causes: (i) disruption of utilities or other services essential for Closing, or (ii) Hazard, Wind, Flood or Homeowners' insurance, to become unavailable prior to Closing, Closing shall be extended a reasonable time up to 3 days after restoration of utilities and other services essential to Closing, and availability of applicable Hazard, Wind, Flood or Homeowners' insurance. If restoration of such utilities or services and availability of insurance has not occurred within ___ (if left blank, then 14) days after Closing Date, then either party may terminate this Contract by delivering written notice to the other party, and Buyer shall be refunded the Deposit, thereby releasing Buyer and Seller from all further obligations under this Contract.

	(c)	Buyer may elect to extend Closing for up to two additional 30 day periods by providing written notice to Seller at least 5 days before the then scheduled Closing Date and paying a non-refundable extension fee of $1,500.00 to Seller for each 30 day extension.

6.	OCCUPANCY AND POSSESSION: Unless the box in Paragraph 6(b) is checked, Seller shall, at Closing, deliver occupancy and possession of the Property to Buyer free of tenants, occupants, and future tenancies. Also, at Closing, Seller shall have removed all personal items and trash from the Property and shall deliver all keys, garage door openers, access devices and codes, as applicable, to Buyer. If occupancy is to be delivered before Closing, Buyer assumes all risks of loss to Property from date of occupancy, shall be responsible and liable for maintenance from that date, and shall be deemed to have accepted Property in its existing condition as of time of taking occupancy.

	(b)	X CHECK IF PROPERTY IS SUBJECT TO LEASE(S) OR OCCUPANCY AFTER CLOSING. See addendum.

7.	ASSIGNABILITY: (CHECK ONE): Buyer ____ may assign and thereby be released from any further liability under this Contract; x may assign but not be released from liability under this Contract; or ___ may not assign this Contract.

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FINANCING

8.	FINANCING:

__(a)	Buyer will pay cash for the purchase of the Property at Closing. There is no financing contingency to Buyer's obligation to close. If Buyer obtains a loan for any part of the Purchase Price of the Property, Buyer acknowledges that any terms and conditions imposed by Buyer's lender(s) or by CFPB Requirements shall not affect or extend the Buyer's obligation to close or otherwise affect any terms or conditions of this Contract.

X (b)	This Contract is contingent on Buyer raising the $1,000,000 minimum in its Regulation A offering, however, the deposits and extension fees for a delayed closing will remain in effect and non-refundable unless changed by the seller, on the following terms within N/A (if left blank, then 45) days after Effective Date ("Loan Commitment Date") for (CHECK ONE): ___ fixed, ____ adjustable, ____ fixed or adjustable rate loan, in the principal amount of $N/A or N/A% of the Purchase Price, at an initial interest rate not to exceed N/A%, (if left blank, then prevailing rate based upon Buyer's creditworthiness), and for a term of N/A years ("Financing").

Buyer shall make mortgage loan application for the Financing within N/A days (if left blank, then 5) days after Effective Date and use good faith and diligent effort to obtain a written loan commitment for the Financing ("Loan Commitment") and thereafter to close this Contract. Buyer shall keep Seller and Broker fully informed about the status of mortgage loan application and Loan Commitment and authorizes Buyer's mortgage broker and Buyer's lender to disclose such status and progress to Seller and Broker.

Upon Buyer's receipt of Loan Commitment, Buyer shall provide written notice of same to Seller. If Buyer does not receive Loan Commitment by Loan Commitment Date, then thereafter either party may cancel this Contract up to the earlier of:

(i.)	Buyer's delivery of written notice to Seller that Buyer has either received Loan Commitment or elected to waive the financing contingency of this Contract; or

(ii.)	7 days prior to the Closing Date specified in Paragraph 4, which date, for purposes of this Paragraph 8(b) (ii), shall not be modified by Paragraph 5(a).

If either party timely cancels this Contract pursuant to this Paragraph 8 and Buyer is not in default under the terms of this Contract, Buyer shall be refunded the Deposit thereby releasing Buyer and Seller from all further obligations under this Contract. If neither party has timely canceled this Contract pursuant to this Paragraph 8, then this financing contingency shall be deemed waived by Buye

If Buyer does not receive Loan Commitment, then Buyer may terminate this Contract by delivering written notice to Seller, and the Deposit shall be refunded to Buyer, thereby releasing Buyer and Seller from all further obligations under this Contract.

If Buyer does not deliver written notice to Seller of receipt of Loan Commitment or Buyer's written waiver of this financing contingency, then after Loan Commitment Date Seller may terminate this Contract by delivering written notice to Buyer and the Deposit shall be refunded to Buyer, thereby releasing Buyer and Seller from all further obligations under this Contract.

If Buyer delivers written notice of receipt of Loan Commitment to Seller and this Contract does not thereafter close, the Deposit shall be paid to Seller unless failure to close is due to: (1) Seller's default; (2) Property related conditions of the Loan Commitment have not been met (except when such conditions are waived by other provisions of this Contract); (3) appraisal of the Property obtained by Buyer's lender is insufficient to meet terms of the Loan Commitment; or (4) the loan is not funded due to financial failure of Buyer's lender, in which event(s) the Deposit shall be returned to Buyer, thereby releasing Buyer and Seller from all further obligations under this Contract.

___ (c)	Assumption of existing mortgage (see rider for terms).

___ (d)	Purchase money note and mortgage to Seller (see riders; addenda; or special clauses for terms).

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CLOSING COSTS, FEES AND CHARGES

9.	CLOSING COSTS; TITLE INSURANCE; SURVEY; HOME WARRANTY; SPECIAL ASSESSMENTS:

	(a)	COSTS TO BE PAID BY SELLER: None.

	(b)	COSTS TO BE PAID BY BUYER: All closing costs, including Seller’s attorney fees.

	(c)	TITLE EVIDENCE AND INSURANCE: At least 15 days (if left blank, then 15, or if Paragraph 8(a) is checked, then 5) days prior to Closing Date ("Title Evidence Deadline"), a title insurance commitment issued by a Florida licensed title insurer, with legible copies of instruments listed as exceptions attached thereto ("Title Commitment") and, after Closing, an owner's policy of title insurance (see Standard A for terms) shall be obtained and delivered to Buyer. If Seller has an owner's policy of title insurance covering the Real Property, a copy shall be furnished to Buyer and Closing Agent within 5 days after Effective Date. The owner's title policy premium, title search and closing services (collectively, "Owner's Policy and Charges") shall be paid, as set forth below. The title insurance premium charges for the owner's policy and any lender's policy will be calculated and allocated in accordance with Florida law, but may be reported differently on certain federally mandated closing disclosures and other closing documents. Seller shall designate Closing Agent and Buyer shall pay for Owner's Policy and Charges and charges for closing services related to Buyer's lender's policy, endorsements, and loan closing; or

	(d)	SURVEY: On or before Title Evidence Deadline, Buyer may, at Buyer's expense, have the Real Property surveyed and certified by a registered Florida surveyor ("Survey"). If Seller has a survey covering the Real Property, a copy shall be furnished to Buyer and Closing Agent within 5 days after Effective Date.

	(e)	HOME WARRANTY: At Closing, ____ Buyer ____ Seller X N/A shall pay for a home warranty plan issued by N/A at a cost not to exceed $N/A. A home warranty plan provides for repair or replacement of many of a home's mechanical systems and major built-in appliances in the event of breakdown due to normal wear and tear during the agreement's warranty period.

	(f)	SPECIAL ASSESSMENTS: At Closing, Seller shall pay: (i) the full amount of liens imposed by a public body ("public body" does not include a Condominium or Homeowner's Association) that are certified, confirmed and ratified before Closing; and (ii) the amount of the public body's most recent estimate or assessment for an improvement which is substantially complete as of Effective Date, but that has not resulted in a lien being imposed on the Property before Closing. Buyer shall pay all other assessments. If special assessments may be paid in installments (CHECK ONE):

	X (a)	(a) Seller shall pay installments due prior to Closing and Buyer shall pay installments due after Closing. Installments prepaid or due for the year of Closing shall be prorated.

	__ (b)	Seller shall pay the assessment(s) in full prior to or at the time of Closing.

IF NEITHER BOX IS CHECKED, THEN OPTION (a) SHALL BE DEEMED SELECTED.

This Paragraph 9(f) shall not apply to a special benefit tax lien imposed by a community development district (CDD) pursuant to Chapter 190 F.S. which lien shall be treated as an ad valorem tax and prorated pursuant to STANDARD K.

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DISCLOSURES

10.	DISCLOSURES:

	(a)	RADON GAS: Radon is a naturally occurring radioactive gas that when accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon or radon testing may be obtained from your county health department.

	(b)	PERMITS DISCLOSURE: Except as may have been disclosed by Seller to Buyer in a written disclosure, Seller does not know of any improvements made to the Property which were made without required permits or made pursuant to permits which have not been properly closed.

	(c)	MOLD: Mold is naturally occurring and may cause health risks or damage to property. If Buyer is concerned or desires additional information regarding mold, Buyer should contact an appropriate professional.

	(d)	FLOOD ZONE; ELEVATION CERTIFICATION: Buyer is advised to verify by elevation certificate which flood zone the Property is in, whether flood insurance is required by Buyer's lender, and what restrictions apply to improving the Property and rebuilding in the event of casualty. If Property is in a "Special Flood Hazard Area" or "Coastal Barrier Resources Act" designated area or otherwise protected area identified by the U.S. Fish and Wildlife Service under the Coastal Barrier Resources Act and the lowest floor elevation for the building(s) and/or flood insurance rating purposes is below minimum flood elevation or is ineligible for flood insurance coverage through the National Flood Insurance Program or private flood insurance as defined in 42 U.S.C. §4012a, Buyer may terminate this Contract by delivering written notice to Seller within 15 (if left blank, then 20) days after Effective Date, and Buyer shall be refunded the Deposit thereby releasing Buyer and Seller from all further obligations under this Contract, failing which Buyer accepts existing elevation of buildings and flood zone designation of Property. The National Flood Insurance Program may assess additional fees or adjust premiums for pre-Flood Insurance Rate Map (pre-FIRM) non-primary structures (residential structures in which the insured or spouse does not reside for at least 50% of the year) and an elevation certificate may be required for actuarial rating.

	(e)	ENERGY BROCHURE: Buyer acknowledges receipt of the Florida Energy-Efficiency Rating Information Brochure required by Section 553.996, F.S.

	(f)	LEAD-BASED PAINT: If the real property includes pre-1978 residential housing then a lead-based paint rider is mandatory.

	(g)	HOMEOWNERS' ASSOCIATION/COMMUNITY DISCLOSURE: BUYER SHOULD NOT EXECUTE THIS CONTRACT UNTIL BUYER HAS RECEIVED AND READ THE HOMEOWNERS' ASSOCIATION/COMMUNITY DISCLOSURE, IF APPLICABLE.

	(h)	PROPERTY TAX DISCLOSURE SUMMARY: BUYER SHOULD NOT RELY ON THE SELLER'S CURRENT PROPERTY TAXES AS THE AMOUNT OF PROPERTY TAXES THAT THE BUYER MAY BE OBLIGATED TO PAY IN THE YEAR SUBSEQUENT TO PURCHASE. A CHANGE OF OWNERSHIP OR PROPERTY IMPROVEMENTS TRIGGERS REASSESSMENTS OF THE PROPERTY THAT COULD RESULT IN HIGHER PROPERTY TAXES. IF YOU HAVE ANY QUESTIONS CONCERNING VALUATION, CONTACT THE COUNTY PROPERTY APPRAISER'S OFFICE FOR INFORMATION.

	(i)	FIRPTA TAX WITHHOLDING: Seller shall inform Buyer in writing if Seller is a "foreign person" as defined by the Foreign Investment in Real Property Tax Act ("FIRPTA"). Buyer and Seller shall comply with FIRPTA, which may require Seller to provide additional cash at Closing. If Seller is not a "foreign person", Seller can provide Buyer, at or prior to Closing, a certification of non-foreign status, under penalties of perjury, to inform Buyer and Closing Agent that no withholding is required. See STANDARD V for further information pertaining to FIRPTA. Buyer and Seller are advised to seek legal counsel and tax advice regarding their respective rights, obligations, reporting and withholding requirements pursuant to FIRPTA.

	(j)	SELLER DISCLOSURE: Seller knows of no facts materially affecting the value of the Real Property which are not readily observable and which have not been disclosed to Buyer. Except as provided for in the preceding sentence, Seller extends and intends no warranty and makes no representation of any type, either express or implied, as to the physical condition or history of the Property. Except as otherwise disclosed in writing Seller has received no written or verbal notice from any governmental entity or agency as to a currently uncorrected building, environmental or safety code violation.

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PROPERTY MAINTENANCE, CONDITION, INSPECTIONS

AND EXAMINATIONS

11.	PROPERTY MAINTENANCE: Except for ordinary wear and tear and Casualty Loss, Seller shall maintain the Property, including, but not limited to, lawn, shrubbery, and pool, in the condition existing as of Effective Date ("AS IS Maintenance Requirement").

12.	PROPERTY INSPECTION; RIGHT TO CANCEL:

	(a)	PROPERTY INSPECTIONS AND RIGHT TO CANCEL: Buyer shall have 15 (if left blank, then 15) days after Effective Date ("Inspection Period") within which to have such inspections of the Property performed as Buyer shall desire during the Inspection Period. If Buyer determines, in Buyer's sole discretion, that the Property is not acceptable to Buyer, Buyer may terminate this Contract by delivering written notice of such election to Seller prior to expiration of Inspection Period. If Buyer timely terminates this Contract, the Deposit paid shall be returned to Buyer, thereupon, Buyer and Seller shall be released of all further obligations under this Contract; however, Buyer shall be responsible for prompt payment for such inspections, for repair of damage to, and restoration of, the Property resulting from such inspections, and shall provide Seller with paid receipts for all work done on the Property (the preceding provision shall survive termination of this Contract). Unless Buyer exercises the right to terminate granted herein, Buyer accepts the physical condition of the Property and any violation of governmental, building, environmental, and safety codes, restrictions, or requirements, but subject to Seller's continuing AS IS Maintenance Requirement, and Buyer shall be responsible for any and all repairs and improvements required by Buyer's lender.

	(b)	WALK-THROUGH INSPECTION/RE-INSPECTION: On the day prior to Closing Date, or on Closing Date prior to time of Closing, as specified by Buyer, Buyer or Buyer's representative may perform a walk-through (and follow-up walk-through, if necessary) inspection of the Property solely to confirm that all items of Personal Property are on the Property and to verify that Seller has maintained the Property as required by the AS IS Maintenance Requirement and has met all other contractual obligations.

	(c)	SELLER ASSISTANCE AND COOPERATION IN CLOSE-OUT OF BUILDING PERMITS: If Buyer's inspection of the Property identifies open or needed building permits, then Seller shall promptly deliver to Buyer all plans, written documentation or other information in Seller's possession, knowledge, or control relating to improvements to the Property which are the subject of such open or needed Permits, and shall promptly cooperate in good faith with Buyer's efforts to obtain estimates of repairs or other work necessary to resolve such Permit issues. Seller's obligation to cooperate shall include Seller's execution of necessary authorizations, consents, or other documents necessary for Buyer to conduct inspections and have estimates of such repairs or work prepared, but in fulfilling such obligation, Seller shall not be required to expend, or become obligated to expend, any money.

	(d)	ASSIGNMENT OF REPAIR AND TREATMENT CONTRACTS AND WARRANTIES: At Buyer's option and cost, Seller will, at Closing, assign all assignable repair, treatment and maintenance contracts and warranties to Buyer.

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ESCROW AGENT AND BROKER

13.	ESCROW AGENT: Any Closing Agent or escrow agent (collectively "Agent") receiving the Deposit, other funds and other items is authorized and agrees by acceptance of them to deposit them promptly, hold same in escrow within the State of Florida and, subject to COLLECTION, disburse them in accordance with terms and conditions of this Contract. Failure of funds to become COLLECTED shall not excuse Buyer's performance. When conflicting demands for the Deposit are received, or Agent has a good faith doubt as to entitlement to the Deposit, Agent may take such actions permitted by this Paragraph 13, as Agent deems advisable. If in doubt as to Agent's duties or liabilities under the provisions of this Contract, Agent may, at Agent's option, continue to hold the subject matter of the escrow until the parties hereto agree to its disbursement or until a judgment of a court of competent jurisdiction shall determine the rights of the parties, or Agent may deposit same with the clerk of the circuit court having jurisdiction of the dispute. An attorney who represents a party and also acts as Agent may represent such party in such action. Upon notifying all parties concerned of such action, all liability on the part of Agent shall fully terminate, except to the extent of accounting for any items previously delivered out of escrow. If a licensed real estate broker, Agent will comply with provisions of Chapter 475, F.S., as amended and FREC rules to timely resolve escrow disputes through mediation, arbitration, interpleader or an escrow disbursement order.

Any proceeding between Buyer and Seller wherein Agent is made a party because of acting as Agent hereunder, or in any proceeding wherein Agent interpleads the subject matter of the escrow, Agent shall recover reasonable attorney's fees and costs incurred with these amounts to be paid pursuant to court order out of the escrowed funds or equivalent and charged and awarded as court costs in favor of the prevailing party. Agent shall not be liable to any party or person for mis-delivery of any escrowed items, unless such mis-delivery is due to willful breach of this Contract or Agent's gross negligence. This Paragraph 13 shall survive Closing or termination of this Contract.

14.	PROFESSIONAL ADVICE; BROKER LIABILITY: Broker advises Buyer and Seller to verify Property condition, square footage, and all other facts and representations made pursuant to this Contract and to consult appropriate professionals for legal, tax, environmental and other specialized advice concerning matters affecting the Property and the transaction contemplated by this Contract. Broker represents to Buyer that Broker does not reside on the Property and that all representations (oral, written or otherwise) by Broker are based on Seller representations or public records. BUYER AGREES TO RELY SOLELY ON SELLER, PROFESSIONAL INSPECTORS AND GOVERNMENTAL AGENCIES FOR VERIFICATION OF PROPERTY CONDITION, SQUARE FOOTAGE AND FACTS THAT MATERIALLY AFFECT PROPERTY VALUE AND NOT ON THE REPRESENTATIONS (ORAL, WRITTEN OR OTHERWISE) OF BROKER. Buyer and Seller (individually, the "Indemnifying Party") each individually indemnifies, holds harmless, and releases Broker and Broker's officers, directors, agents and employees from all liability for loss or damage, including all costs and expenses, and reasonable attorney's fees at all levels, suffered or incurred by Broker and Broker's officers, directors, agents and employees in connection with or arising from claims, demands or causes of action instituted by Buyer or Seller based on: (i) inaccuracy of information provided by the Indemnifying Party or from public records; (ii) Indemnifying Party's misstatement(s) or failure to perform contractual obligations; (iii) Broker's performance, at Indemnifying Party's request, of any task beyond the scope of services regulated by Chapter 475, F.S., as amended, including Broker's referral, recommendation or retention of any vendor for, or on behalf of Indemnifying Party; (iv) products or services provided by any such vendor for, or on behalf of, Indemnifying Party; and (v) expenses incurred by any such vendor. Buyer and Seller each assumes full responsibility for selecting and compensating their respective vendors and paying their other costs under this Contract whether or not this transaction closes. This Paragraph 14 will not relieve Broker of statutory obligations under Chapter 475, F.S., as amended. For purposes of this Paragraph 14, Broker will be treated as a party to this Contract. This Paragraph 14 shall survive Closing or termination of this Contract.

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DEFAULT AND DISPUTE RESOLUTION

15.	DEFAULT:

	(a)	BUYER DEFAULT: If Buyer fails, neglects or refuses to perform Buyer's obligations under this Contract, including payment of the Deposit, within the time(s) specified, Seller may elect to recover and retain the Deposit for the account of Seller as agreed upon liquidated damages, consideration for the execution of this Contract and in full settlement of any claims; whereupon, Buyer and Seller shall be relieved from all further obligations under this Contract; or Seller, at Seller's option, may, pursuant to Paragraph 16, proceed in equity to enforce Seller's rights under this Contract. The portion of the Deposit, if any, paid to Listing Broker upon default by Buyer, shall be split equally between Listing Broker and Cooperating Broker; provided however, Cooperating Broker's share shall not be greater than the commission amount Listing Broker had agreed to pay to Cooperating Broker.

	(b)	SELLER DEFAULT: If for any reason other than failure of Seller to make Seller's title marketable after reasonable diligent effort, Seller fails, neglects or refuses to perform Seller's obligations under this Contract, Buyer may elect to receive return of Buyer's Deposit without thereby waiving any action for damages resulting from Seller's breach, and, pursuant to Paragraph 16, may seek to recover such damages or seek specific performance. This Paragraph 15 shall survive Closing or termination of this Contract.

16.	DISPUTE RESOLUTION: Unresolved controversies, claims and other matters in question between Buyer and Seller arising out of, or relating to, this Contract or its breach, enforcement or interpretation ("Dispute") will be settled as follows:

	(a)	Buyer and Seller will have 10 days after the date conflicting demands for the Deposit are made to attempt to resolve such Dispute, failing which, Buyer and Seller shall submit such Dispute to mediation under Paragraph 16(b).

	(b)	Buyer and Seller shall attempt to settle Disputes in an amicable manner through mediation pursuant to Florida Rules for Certified and Court-Appointed Mediators and Chapter 44, F.S., as amended (the "Mediation Rules"). The mediator must be certified or must have experience in the real estate industry. Injunctive relief may be sought without first complying with this Paragraph 16(b). Disputes not settled pursuant to this Paragraph 16 may be resolved by instituting action in the appropriate court having jurisdiction of the matter. This Paragraph 16 shall survive Closing or termination of this Contract.

17.	ATTORNEY'S FEES; COSTS: The parties will split equally any mediation fee incurred in any mediation permitted by this Contract, and each party will pay their own costs, expenses and fees, including attorney's fees, incurred in conducting the mediation. In any litigation permitted by this Contract, the prevailing party shall be entitled to recover from the non-prevailing party costs and fees, including reasonable attorney's fees, incurred in conducting the litigation. This Paragraph 17 shall survive Closing or termination of this Contract.

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STANDARDS FOR REAL ESTATE

TRANSACTIONS ("STANDARDS")

18.	STANDARDS:

A.	TITLE:

(i)	TITLE EVIDENCE; RESTRICTIONS; EASEMENTS; LIMITATIONS: Within the time period provided in Paragraph 9(c), the Title Commitment, with legible copies of instruments listed as exceptions attached thereto, shall be issued and delivered to Buyer. The Title Commitment shall set forth those matters to be discharged by Seller at or before Closing and shall provide that, upon recording of the deed to Buyer, an owner's policy of title insurance in the amount of the Purchase Price, shall be issued to Buyer insuring Buyer's marketable title to the Real Property, subject only to the following matters: (a) comprehensive land use plans, zoning, and other land use restrictions, prohibitions and requirements imposed by governmental authority; (b) restrictions and matters appearing on the Plat or otherwise common to the subdivision; (c) outstanding oil, gas and mineral rights of record without right of entry; (d) unplatted public utility easements of record (located contiguous to real property lines and not more than 10 feet in width as to rear or front lines and 7 1/2 feet in width as to side lines); (e) taxes for year of Closing and subsequent years; and (f) assumed mortgages and purchase money mortgages if any (if additional items, attach addendum); provided, that, unless waived by Paragraph 12(a), there exists at Closing no violation of the foregoing and none prevent use of the Property for RESIDENTIAL PURPOSES. If there exists at Closing any violation of items identified in (b)-(f) above, then the same shall be deemed a title defect. Marketable title shall be determined according to applicable Title Standards adopted by authority of The Florida Bar and in accordance with law.

(ii)	TITLE EXAMINATION: Buyer shall have 5 days after receipt of Title Commitment to examine it and notify Seller in writing specifying defect(s), if any, that render title unmarketable. If Seller provides Title Commitment and it is delivered to Buyer less than 5 days prior to Closing Date, Buyer may extend Closing for up to 5 days after date of receipt to examine same in accordance with this STANDARD A. Seller shall have 30 days ("Cure Period") after receipt of Buyer's notice to take reasonable diligent efforts to remove defects. If Buyer fails to so notify Seller, Buyer shall be deemed to have accepted title as it then is. If Seller cures defects within Cure Period, Seller will deliver written notice to Buyer (with proof of cure acceptable to Buyer and Buyer's attorney) and the parties will close this Contract on Closing date (or if Closing Date has passed, within 10 days after Buyer's receipt of Seller's notice). If Seller is unable to cure defects within Cure Period, then Buyer may, within 5 days after expiration of Cure Period, deliver written notice to Seller: (a) extending Cure Period for a specified period not to exceed 120 days within which Seller shall continue to use reasonable diligent effort to remove or cure the defects ("Extended Cure Period"); or (b) electing to accept title with existing defects and close this Contract on Closing Date (or if Closing Date has passed, within the earlier of 10 days after end of Extended Cure Period or Buyer's receipt of Seller's notice), or (c) electing to terminate this Contract and receive a refund of the Deposit, thereby releasing Buyer and Seller from all further obligations under this Contract. If after reasonable diligent effort, Seller is unable to timely cure defects, and Buyer does not waive the defects, this Contract shall terminate, and Buyer shall receive a refund of the Deposit, thereby releasing Buyer and Seller from all further obligations under this Contract.

B.	SURVEY: If Survey discloses encroachments on the Real Property or that improvements located thereon encroach on setback lines, easements, or lands of others or violate any restrictions, covenants or applicable governmental regulations described in STANDARD A(i)(a), (b) or (d) above, Buyer shall deliver written notice of such matters, together with a copy of Survey, to Seller within 5 days after Buyer's receipt of Survey, but no later than Closing. If Buyer timely delivers such notice and Survey to Seller, such matters identified in the notice and Survey shall constitute a title defect, subject to cure obligations of STANDARD A above. If Seller has delivered a prior survey, Seller shall, at Buyer's request, execute an affidavit of "no change" to the Real Property since the preparation of such prior survey, to the extent the affirmations therein are true and correct.

C.	INGRESS AND EGRESS: Seller represents that there is ingress and egress to the Real Property and title to the Real Property is insurable in accordance with STANDARD A without exception for lack of legal right of access.

D.	LEASE INFORMATION: Seller shall, at least 10 days prior to Closing, furnish to Buyer estoppel letters from tenant(s)/occupant(s) specifying nature and duration of occupancy, rental rates, advanced rent and security deposits paid by tenant(s) or occupant(s) ("Estoppel Letter(s)"). If Seller is unable to obtain such Estoppel Letter(s), the same information shall be furnished by Seller to Buyer within that time period in the form of a Seller's affidavit, and Buyer may thereafter contact tenant(s) or occupant(s) to confirm such information. If Estoppel Letter(s) or Seller's affidavit, if any, differ materially from Seller's representations and lease(s) provided pursuant to Paragraph 6, or if tenant(s)/occupant(s) fail or refuse to confirm Seller's affidavit, Buyer may deliver written notice to Seller within 5 days after receipt of Lease Information, but no later than 5 days prior to Closing Date, terminating this Contract and receive a refund of the Deposit, thereby releasing Buyer and Seller from all further obligations under this Contract. Seller shall, at Closing, deliver and assign all original leases to Buyer who shall assume Seller's obligation thereunder.

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E.	LIENS: Seller shall furnish to Buyer at time of Closing an affidavit attesting; (i) to the absence, unless otherwise provided for herein, of any financing statement, claims of lien or potential lienors known to Seller, and (ii) that there have been no improvements or repairs to the Real Property for 90 days immediately preceding Closing Date. If the Real Property has been improved or repaired within that time, Seller shall deliver releases or waivers of construction liens executed by all general contractors, subcontractors, suppliers and materialmen in addition to Seller's lien affidavit setting forth the names of all such general contractors, subcontractors, suppliers and materialmen, further affirming that all charges for improvements or repairs which could serve as a basis for a construction lien or a claim for damages have been paid or will be paid at Closing.

F.	TIME: Calendar days shall be used in computing time periods. Time is of the essence in this Contract. Other than time for acceptance and Effective Date as set forth in Paragraph 3, any time periods provided for or dates specified in this Contract, whether preprinted, handwritten, typewritten or inserted herein, which shall end or occur on a Saturday, Sunday, or a national legal holiday (see 5 U.S.C. 6103) shall extend to 5:00 p.m. (where the Property is located) of the next business day.

G.	FORCE MAJEURE: Buyer or Seller shall not be required to perform any obligation under this Contract or be liable to each other for damages so long as performance or non-performance of the obligation is delayed, caused or prevented by Force Majeure. "Force Majeure" means: hurricanes, earthquakes, floods, fire, acts of God, unusual transportation delays, wars, insurrections, and acts of terrorism, which, by exercise of reasonable diligent effort, the non-performing party is unable in whole or in part to prevent or overcome. All time periods, including Closing Date, will be extended for the period that the Force Majeure prevents performance under this Contract, provided, however, if such Force Majeure continues to prevent performance under this Contract more than 14 days beyond Closing Date, then either party may terminate this Contract by delivering written notice to the other and the Deposit shall be refunded to Buyer, thereby releasing Buyer and Seller from all further obligations under this Contract.

H.	CONVEYANCE: Seller shall convey marketable title to the Real Property by statutory warranty, trustee's, personal representative's or guardian's deed, as appropriate to the status of Seller, subject only to matters described in STANDARD A and those accepted by Buyer. Personal property shall, at the request of Buyer, be transferred by an absolute bill of sale with warranty of title, subject only to such matters as may be provided for in this Contract.

I.	CLOSING LOCATION; DOCUMENTS; AND PROCEDURE:

	(i)	LOCATION: Closing will take place in the county wherein the Real Property is located at the office of the attorney or other closing agent ("Closing Agent") designated by the party paying for the owner's policy of title insurance, or, if no title insurance, designated by Seller. Closing may be conducted by mail or electronic means.

	(ii)	CLOSING DOCUMENTS: Seller shall, at or prior to Closing, execute and deliver, as applicable, the deed, bill of sale, certificate(s) of title or other documents necessary to transfer title to the Property, construction lien affidavit(s), owner's possession and no lien affidavit(s), assignment(s) of leases. Seller shall provide Buyer with paid receipts for all work done on the Property pursuant to this Contract. Buyer shall furnish and pay for, as applicable the survey, flood elevation certification, and documents required by Buyer's lender.

	(iii)	PROCEDURE: The deed shall be recorded upon COLLECTION of all closing funds. If the Title Commitment provides insurance against adverse matters pursuant to Section 627.7841, F.S., as amended, the escrow closing procedure required by STANDARD J shall be waived, and Closing Agent shall, subject to COLLECTION of all closing funds, disburse at Closing the brokerage fees to Broker and the net sale proceeds to Seller.

J.	ESCROW CLOSING PROCEDURE: If Title Commitment issued pursuant to Paragraph 9(c) does not provide for insurance against adverse matters as permitted under Section 627.7841, F.S., as amended, the following escrow and closing procedures shall apply: (1) all Closing proceeds shall be held in escrow by the Closing Agent for a period of not more than 10 days after Closing; (2) if Seller's title is rendered unmarketable, through no fault of Buyer, Buyer shall, within the 10-day period, notify Seller in writing of the defect and Seller shall have 30 days from date of receipt of such notification to cure the defect; (3) if Seller fails to timely cure the defect, the Deposit and all Closing funds paid by Buyer shall, within 5 days after written demand by Buyer, be refunded to Buyer and, simultaneously with such repayment, Buyer shall return the Personal Property, vacate the Real Property and re-convey the Property to Seller by special warranty deed and bill of sale; and (4) if Buyer fails to make timely demand for refund of the Deposit, Buyer shall take title as is, waiving all rights against Seller as to any intervening defect except as may be available to Buyer by virtue of warranties contained in the deed or bill of sale.

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K.	PRORATIONS; CREDITS: The following recurring items will be made current (if applicable) and prorated as of the day prior to Closing Date, or date of occupancy if occupancy occurs before Closing Date: real estate taxes (including special benefit tax assessments imposed by CDD), interest, bonds, association fees, insurance and other expenses of the Property. Buyer shall have the option of taking over existing policies of insurance, if assumable, in which event premiums shall be prorated. Cash at Closing shall be increased or decreased as may be required by prorations to be made through day prior to Closing. Advance rent and security deposits, if any, will be credited to Buyer. Escrow deposits held by Seller's mortgagee will be paid to Seller. Taxes shall be prorated based on the current year's tax with due allowance made for maximum allowable discount, homestead and other exemptions. If Closing occurs on a date when the current year's millage is not fixed but current year's assessment is available, taxes will be prorated based upon such assessment and prior year's millage. If current year's assessment is not available, then taxes will be prorated on the prior year's tax. If there are completed improvements on the Real Property by January 1st of year of Closing, which improvements were not in existence on January 1st of prior year, then taxes shall be prorated based upon prior year's millage and at an equitable assessment to be agreed upon between the parties; failing which, request shall be made to the County Property Appraiser for an informal assessment taking into account available exemptions. A tax proration based on an estimate shall, at request of either party, be readjusted upon receipt of current year's tax bill. This STANDARD K shall survive Closing.

L.	ACCESS TO PROPERTY TO CONDUCT APPRAISALS, INSPECTIONS, AND WALK-THROUGH: Seller shall, upon reasonable notice, provide utilities service and access to Property for appraisals and inspections, including a walk-through (or follow-up walk-through if necessary) prior to Closing.

M.	RISK OF LOSS: If, after Effective Date, but before Closing, Property is damaged by fire or other casualty ("Casualty Loss") and cost of restoration (which shall include the cost of pruning or removing damaged trees) does not exceed 1.5% of the Purchase Price, cost of restoration shall be an obligation of Seller and Closing shall proceed pursuant to the terms of this Contract. If restoration is not completed as of Closing, a sum equal to 125% of estimated cost to complete restoration (not to exceed 1.5% of Purchase Price), will be escrowed at Closing. If actual cost of restoration exceeds escrowed amount, Seller shall pay such actual costs (but, not in excess of 1.5% of Purchase Price). Any unused portion of escrowed amount shall be returned to Seller. If the cost of restoration exceeds 1.5% of the Purchase Price, Buyer shall elect either take the Property "as is", together with the 1.5% or receive a refund of Deposit thereby releasing Buyer and Seller from all further obligations under this Contract. Seller's sole obligation with respect to tree damage by casualty or other natural occurrence shall be the cost of pruning or removal.

N.	1031 EXCHANGE: If either Seller or Buyer wish to enter into a like-kind exchange (either simultaneous with Closing or deferred) under Section 1031 of the Internal Revenue Code ("Exchange"), the other party shall cooperate in all reasonable respects to effectuate the Exchange, including the execution of documents; provided, however, cooperating party shall incur no liability or expense related to the Exchange and Closing shall not be contingent upon, nor extended or delayed by, such Exchange.

O.	CONTRACT NOT RECORDABLE; PERSONS BOUND; NOTICE; DELIVERY; COPIES; CONTRACT EXECUTION: Neither this Contract nor any notice of it shall be recorded in any public records. This Contract shall be binding on and inure to the benefit of, the parties and their respective heirs or successors in interest. Whenever the context permits, singular shall include plural and one gender shall include all. Notice and delivery given by or to the attorney or broker representing any party shall be as effective as if given by or to that party. All notices must be in writing and may be made by mail, personal delivery or electronic media. A facsimile or electronic (including "pdf") copy of this Contract and any signatures hereon shall be considered for all purposes as an original. This Contract may be executed by use of electronic signatures, as determined by Florida's Electronic Signature Act and other applicable laws.

P.	INTEGRATION; MODIFICATION: This Contract contains the full and complete understanding and agreement of Buyer and Seller with respect to the transaction contemplated by this Contract and no prior agreements or representations shall be binding upon Buyer or Seller unless included in this Contract. No modification to or change in this Contract shall be valid or binding upon Buyer and Seller unless in writing and executed by the parties intended to be bound by it.

Q.	WAIVER: Failure of Buyer and Seller to insist on compliance with, strict performance of, any provision of this Contract, or to take advantage of any right under this Contract, shall not constitute a waiver of other provisions or rights.

R.	RIDERS; ADDENDA; TYPEWRITTEN OR HANDWRITTEN PROVISIONS: Riders, addenda, and typewritten or handwritten provisions, riders and addenda shall control all printed provisions of this Contract in conflict with them.

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S.	COLLECTION or COLLECTED: "COLLECTION" or "COLLECTED" means any checks tendered or received, including Deposits, have become actually and finally collected and deposited in the account of Escrow Agent or Closing Agent. Closing and disbursement of funds and delivery of Closing documents may be delayed by Closing Agent until such amounts have been COLLECTED in Closing Agent's accounts.

T.	LOAN COMMITMENT: "Loan Commitment" means a statement by the lender setting forth the terms and conditions upon which the lender is willing to make a particular mortgage loan to a particular borrower. Neither a pre-approval letter nor a prequalification letter shall be deemed a Loan Commitment for purposes of this Contract.

U.	APPLICABLE LAW AND VENUE: This Contract shall be construed in accordance with the laws of the State of Florida and venue for resolution of all disputes, whether by mediation, arbitration or litigation, shall lie in the county in which the Real Property is located.

V.	FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT ("FIRPTA"): If a seller of U.S. real property is a "foreign person" as defined by FIRPTA, Section 1445 of the Internal Revenue Code requires the buyer of the real property to withhold up to 15% of the amount realized by the seller on the transfer and remit the withheld amount to the Internal Revenue Service (IRS) unless an exemption to the required withholding applies or the seller has obtained a Withholding Certificate from the IRS authorizing a reduced amount of withholding. Due to the complexity and potential risks of FIRPTA, Buyer and Seller should seek legal and tax advice regarding compliance, particularly if an "exemption" is claimed on the sale of residential property for $300,000 or less.

(i)	No withholding is required under Section 1445 if the Seller is not a "foreign person," provided Buyer accepts proof of same from Seller, which may include Buyer's receipt of certification of non-foreign status from Seller, signed under penalties of perjury, stating that Seller is not a foreign person and containing Seller's name, U.S. taxpayer identification number and home address (or office address, in the case of an entity), as provided for in 26 CFR 1.1445-2(b). Otherwise, Buyer shall withhold the applicable percentage of the amount realized by Seller on the transfer and timely remit said funds to the IRS.

(ii)	If Seller has received a Withholding Certificate from the IRS which provides for reduced or eliminated withholding in this transaction and provides same to Buyer by Closing, then Buyer shall withhold the reduced sum, if any required, and timely remit said funds to the IRS.

(iii)	If prior to Closing Seller has submitted a completed application to the IRS for a Withholding Certificate and has provided to Buyer the notice required by 26 CFR 1.1445-1(c) (2)(i)(B) but no Withholding Certificate has been received as of Closing, Buyer shall, at Closing, withhold the applicable percentage of the amount realized by Seller on the transfer and, at Buyer's option, either (a) timely remit the withheld funds to the IRS or (b) place the funds in escrow, at Seller's expense, with an escrow agent selected by Buyer and pursuant to terms negotiated by the parties, to be subsequently disbursed in accordance with the Withholding Certificate issued by the IRS or remitted directly to the IRS if the Seller's application is rejected or upon terms set forth in the escrow agreement.

(iv)	In the even the net proceeds due Seller are not sufficient to meet the withholding requirement(s) in this transaction, Seller shall deliver to Buyer, at Closing, the additional COLLECTED funds necessary to satisfy the applicable requirement and thereafter Buyer shall timely remit said funds to the IRS or escrow the funds for disbursement in accordance with the final determination of the IRS, as applicable.

(v)	Upon remitting funds to the IRS pursuant to this STANDARD, Buyer shall provide Seller copies of IRS Forms 8288 and 8288-A, as filed.

W.	RESERVED

X.	BUYER WAIVER OF CLAIMS: Buyer waives any claims against Seller and, to the extent permitted by law, against any real estate licensee involved in the negotiation of this Contract, for any defects or other damage that may exist at Closing of this Contract and be subsequently discovered by the Buyer or anyone claiming by, through, under or against the Buyer.

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ADDENDA AND ADDITIONAL TERMS

19.	ADDENDA: The following additional terms are included in the attached rider and incorporated into the Contract (Check if applicable):

	A.	Condominium Rider
	B.	Homeowners' Assn.
	C.	Seller Financing
	D.	Mortgage Assumption
	E.	FHA/VA Financing
	F.	Appraisal Contingency
	G.	Short Sale
	H.	Homeowners'/Flood Insurance
	J.	Interest-Bearing Acct.
	M.	Defective Drywall
	N.	Coastal Construction Control Line
	O.	Insulation Disclosure
	P.	Lead Paint Disclosure (Pre-1978)
	Q.	Housing for Older Persons
	R.	Rezoning
	S.	Lease Purchase/Lease Option
	T.	Pre-Closing Occupancy
X	U.	X U. Post-Closing Occupancy
	V.	Sale of Buyer's Property
	W.	Back-up Contract
	X.	Kick-out Clause
	Y.	Seller's Attorney Approval
	Z.	Buyer's Attorney Approval
	AA.	Licensee Property Interest
	BB.	Binding Arbitration

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COUNTER-OFFER/REJECTION

______ Seller counters Buyer's offer (to accept the counter-offer, Buyer must sign or initial the counter-offered terms and deliver a copy of the acceptance to Seller).

______ Seller rejects Buyer's offer.

THIS IS INTENDED TO BE A LEGALLY BINDING CONTRACT. IF NOT FULLY UNDERSTOOD, SEEK THE ADVICE OF AN ATTORNEY PRIOR TO SIGNING.

THIS FORM HAS BEEN APPROVED BY THE FLORIDA REALTORS AND THE FLORIDA BAR.

Approval of this form by the Florida Realtors and The Florida Bar does not constitute an opinion that any of the terms and conditions in this Contract should be accepted by the parties in a particular transaction. Terms and conditions should be negotiated based upon the respective interests, objectives and bargaining positions of all interested persons.

BUYER:			SELLER:
Social Investment Holdings, Inc.

By:	/s/ Julius Jackson	6/06/2017	By:	/s/ Tina Marie Williams	6/06/2017
	Julius Jackson, President	(Date)		Tina Marie Williams	(Date)
	Buyer's address for purposes of notice:			Seller's address for purposes of notice:
	2103 Coral Way, Suite 200, Miami, Fla 33442			6590 SW 98th Terrace, Cedar Key, FL 32625
	Phone: 954-427-5599			Phone: 352-949-0442

BROKER: Listing and Cooperating Brokers, if any, named below (collectively, "Broker"), are the only Brokers entitled to compensation in connection with this Contract. Instruction to Closing Agent: Seller and Buyer direct Closing Agent to disburse at Closing the full amount of the brokerage fees as specified in separate brokerage agreements with the parties and cooperative agreements between the Brokers, except to the extent Broker has retained such fees from the escrowed funds. This Contract shall not modify any MLS or other offer of compensation made by Seller or Listing Broker to Cooperating Brokers.

Cooperating Sales Associate, if any	Listing Sales Associate

N/A	N/A
Cooperating Broker, if any	Listing Broker

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Rider to the Residential Contract for Sale and Purchase

The clauses below will be incorporated into the FAR/BAR Contract for Sale and Purchase between Tina Marie Williams (Seller) and Social Investment Holdings, Inc. (Buyer) concerning the Property described as Lot 4, Sumner Place, Cedar Key, Levy County, Florida; property as described in OR Book 673, Page 894, public records, Levy County, Florida.

I. POST-CLOSING OCCUPANCY BY SELLER

Seller may remain in occupancy for up to 60 days after closing.

BUYER:			SELLER:
Social Investment Holdings, Inc.

By:	/s/ Julius Jackson	6/06/2017	By:	/s/ Tina Marie Williams	6/06/2017
	Julius Jackson, President	(Date)		Tina Marie Williams	(Date)

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